Exhibit 10.1
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
by and among
NAVISITE, INC.,
as Parent,
NAVI ACQUISITION CORP.,
as Buyer,
and
ALABANZA, LLC and HOSTING VENTURES, LLC,
as the Sellers
August 10, 2007

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EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Sublease
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Bill of Sale
Exhibit F	Form of Transition Services Agreement
SCHEDULES

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EXECUTION VERSION
ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of August 10, 2007 by and among (i) NaviSite, Inc., a Delaware corporation (“Parent”); (ii) Navi Acquisition Corp., a Delaware corporation (“Buyer”, and together with Parent, “NaviSite”); and (iii) Alabanza, LLC, a Maryland limited liability company (“Alabanza”), and Hosting Ventures, LLC, a Maryland limited liability company (“Hosting”, and together with Alabanza, the “Sellers” and each a “Seller”).
     WHEREAS, Sellers own and operate dedicated and shared web hosting businesses, including without limitation that certain proprietary platform consisting of the major modules of Domain System Manager, Control Panel Software and Security and System Administration Tools (the “Businesses”); and
     WHEREAS, Sellers desires to sell, and NaviSite desires to buy, substantially all of the assets of Sellers related to the Businesses, on the terms and subject to the conditions set forth herein; and
     WHEREAS, as a condition and inducement to NaviSite to enter into this Agreement and Buyer to assume the liabilities set forth herein, at the Closing (as defined in Section 1.4), NaviSite, Sellers and the escrow agent named therein (the “Escrow Agent”) shall enter into an escrow agreement substantially in the form attached hereto as Exhibit A (with such changes as the Escrow Agent may reasonably request, the “Escrow Agreement”), pursuant to which Parent shall place the Escrowed Funds (as defined in Section 1.2(a)(i)) in an escrow account (the “Escrow Account”) to secure certain indemnification obligations to NaviSite.
     NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I — PURCHASE AND SALE OF ASSETS; CLOSING
     Section 1.1. Purchase and Sale of Assets.
          (a) Except as otherwise provided below and subject to the terms and conditions of this Agreement, Sellers shall sell, convey, transfer, assign and deliver to Buyer at the Closing, free and clear of all Liens (as hereinafter defined), except for the Permitted Liens (as hereinafter defined), all of the assets and properties of every kind, nature and description of Sellers related to the Businesses (all of such assets and properties being referred to herein as the “Purchased Assets”). The Purchased Assets shall include, but shall not be limited to, the following assets of the Sellers:
                    (i) all of the tangible personal property, machinery, equipment, tools, machine and electric parts, supplies, computers, appliances, office furniture and fixtures and vehicles, wherever located, owned or used by Sellers primarily in connection with the Businesses;

                    (ii) all of the rights, tangible and intangible, of Sellers existing under the contracts, agreements, leases, licenses, instruments or commitments of Sellers relating to the Businesses, including without limitation those listed in Schedule 1.1(a)(ii) attached hereto, including without limitation any contracts or agreements with Cybage Software Pvt. Ltd., all customer contracts, and all signature authorizations given to any Seller permitting such Seller to charge the credit cards of end-user customers to the extent such signature authorizations are legally and contractually assignable (collectively, the “Assumed Contracts”), it being understood by the parties that all of the Assumed Contracts listed on such Schedule 1.1(a)(ii) that are in the name of Alabanza Corporation as of the date hereof shall be included in the Purchased Assets and the Assumed Contracts, and Sellers shall cause Alabanza Corporation to execute an Assignment, to transfer such assets to Buyer at the Closing;
                    (iii) all rights in and to any governmental and private permits, licenses, franchises and authorizations, to the extent assignable, used in connection with the Businesses;
                    (iv) all raw materials, work-in progress and finished-goods inventories, and all repair and replacement parts and materials, and all other parts and materials, used in or relating to the Businesses, including, without limitation, all inventories of computer program code (in all media) and materials and program documentation (collectively, the “Inventory”);
                    (v) all rights in and to any requirements, processes, formulations, methods, technology, know-how, formulae, trade secrets, trade dress, designs, inventions and other proprietary rights and all documentation embodying, representing or otherwise describing any of the foregoing, owned or held by Sellers in connection with the Businesses, including without limitation all rights in the Businesses’ proprietary platform consisting of the major modules of Domain System Manager, Control Panel Software and Security and System Administration Tools (the assets described in Sections 1.1(v) through 1.1(viii), which shall all be delivered by Sellers to Buyer in electronic form to a computer(s) or server(s) designated by NaviSite, by remote telecommunication, are referred to as the “Intangible Property Rights”);
                    (vi) all registered and pending patents, copyrights, domain names (including without limitation “alabanza.com”), trade names, trademarks and service marks of Sellers used in the Businesses, including without limitation those listed on Schedule 1.1(a)(vi), all unregistered trade names, trademarks, brand names (including but not limited to “One on One Internet” and “Linux Web Host”) and service marks of Sellers used in the Businesses, and all documentation embodying, representing or otherwise describing any of the foregoing, and all internet protocol address space associated with the Businesses to the extent owned by the Sellers;
                    (vii) all rights in and to the customer lists, parts lists, vendor lists, promotion lists, marketing data and other compilations of names and data of Sellers developed in connection with the Businesses, and which shall be delivered by or on behalf of Sellers to Buyer at or prior to the Closing;
                    (viii) all of Sellers’ rights in and to the computer software programs (including software licensed to Sellers) used in connection with the Businesses or developed or under development by, or on behalf of, Sellers in connection with the Businesses, including without limitation those identified on Schedule 1.1(a)(viii), including the source code and object code for such software, and all technical and descriptive materials (other than Inventory) relating to the acquisition, design, development, use or maintenance of computer code and program documentation and materials in any and all languages (“Technical Documentation”), in each case to the extent that Sellers possess and have a right to possess and transfer the same;
                    (ix) all accounts and notes receivable, negotiable instruments of or made payable to Sellers, advanced payments, claims for refunds and deposits and other prepaid items of Sellers, including all customer security deposits and all security deposits made by Sellers pursuant to any vendor contracts;
                    (x) all accounts receivable schedules, lists, files, books, publications, and other records and data of Sellers used in connection with the Businesses;
                    (xi) all causes of action, claims, suits, proceedings, judgments or demands, of whatsoever nature, of or held by Sellers against any third parties with respect to the Businesses; and
                    (xii) all goodwill of Sellers associated with the Businesses and the Purchased Assets, including the Intangible Property Rights.
          (b) Notwithstanding the foregoing, Sellers shall not transfer to Buyer, and the Purchased Assets shall not include, (i) the articles of organization, operating agreements, minute books, record books, tax identification numbers, and other organizational documents of Sellers; (ii) Sellers’ rights under this Agreement and any other agreement, document or instrument entered into pursuant to this Agreement; and (iii) any of the assets listed on Schedule 1.1(b) (collectively, “Excluded Assets”).
          (c) As used herein, “Liens” mean liens, rights or options of any third party to acquire assets, security interests, mortgages, encumbrances and restrictions of any kind. As used herein, “Permitted Liens” means (i) such imperfections of title, easements or Liens which do not materially impair the current use of the Purchased Assets, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for taxes not yet due and payable, or being contested in good faith, (iv) purchase money Liens incurred in the ordinary course of business, and (v) the Liens listed on Schedule 1.1(c).
     Section 1.2. Consideration.
          (a) As consideration for the sale to Buyer of the Purchased Assets, Parent shall pay to Sellers an aggregate amount equal to Six Million Eight Hundred Fifty Thousand Dollars ($6,850,000) (the “Purchase Price”) (subject to adjustment as set forth in Section 1.5), payable as follows:
                    (i) Parent shall deliver to, and cause to be directly deposited with, Mellon Bank, N.A. (the “Escrow Agent”), for the account and future potential benefit of Sellers, cash in the amount of Six Hundred and Eighty Five Thousand ($685,000), which amount, together with all interest and other amounts earned thereon, shall be referred to as the “Escrowed Funds”; and

                    (ii) Parent shall pay the balance of the Purchase Price to the Sellers at Closing by wire transfer of immediately available funds (the “Closing Payment”).
          (b) The Escrowed Funds shall be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement for the purpose of satisfying working capital adjustments pursuant to Section 1.5 hereof and indemnification claims pursuant to Article VII hereof. Unless disbursed in accordance with Section 1.5 or Article VII, the Escrowed Funds shall be held by the Escrow Agent until 5:00 p.m., Boston time, on that date which is the six-month anniversary of the Closing Date (as defined in Section 1.4) and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. At the six-month anniversary of the Closing Date, the Escrowed Funds, with such adjustments as set forth in Section 1.5 and Article VII, shall be disbursed to Sellers in accordance with the Escrow Agreement. Notwithstanding the foregoing, in the event that a working capital adjustment to the Purchase Price is in dispute pursuant to Section 1.5 as of the time of such anniversary, or NaviSite has delivered written notice to Sellers of an indemnification claim as set forth in Article VII and such claim has not been resolved in accordance with Article VII prior to such anniversary, the amount necessary to satisfy such dispute or claim shall not be disbursed and shall continue to be held by the Escrow Agent pursuant to the Escrow Agreement until such dispute or claim is resolved as provided in Section 1.5 or Article VII, as the case may be, and all other Escrowed Funds shall be disbursed to Sellers at that time.
     Section 1.3. Assumption of Liabilities.
          (a) Buyer shall assume only: (i) those Liabilities specifically set forth in Schedule 1.3(a) (collectively, the “Assumed Liabilities”); and (ii) those Liabilities arising after the Closing Date under the Assumed Contracts (which, together with the Assumed Liabilities, shall sometimes be referred to herein collectively as the “Assumed Obligations”). The Assumed Obligations shall not include, and Sellers covenant that Buyer shall not be liable or responsible for, any obligations or liabilities arising out of any act or omission of Sellers occurring prior to Closing under any Assumed Contract, regardless of when such liability or obligation is asserted. “Liabilities” include all debts, liabilities, commitments or obligations of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due.
          (b) Except for the Assumed Obligations, Buyer shall not assume or perform, and Sellers shall remain responsible for any and all Liabilities of Sellers, whether known or unknown, and regardless of when such Liabilities arise or are asserted, including, without limitation, any obligations or liabilities of Sellers with respect to the following (all Liabilities other than Assumed Obligations shall be referred to herein as the “Excluded Liabilities”):
                    (i) any compensation or benefits payable to employees of Sellers, including, but not limited to, any Liabilities arising under any employee pension or profit sharing plan or other employee benefit plan, any severance pay or other termination costs due to employees of any Seller or any of Sellers’ obligations to their employees for salaries and holiday and sick pay, accrued and unpaid as of the Closing Date, other than as set forth in Section 5.1;

                    (ii) all federal, state, local, non-U.S. or other taxes, including without limitation any income, sales, use, personal property and other taxes which may become payable as a result of the transactions contemplated by this Agreement;
                    (iii) injuries to or the death of any person, or any employee of any Seller, that (A) has occurred or may occur, prior to Closing, in connection with the Businesses, or (B) has occurred prior hereto or may occur hereafter in connection with any business other than the Businesses conducted, or any operations other than the operations of the Businesses, engaged in by Sellers, even if not discovered until after the Closing Date;
                    (iv) all liens, claims and encumbrances on any of the Purchased Assets (other than the Permitted Liens assumed by the Buyer) and all obligations and liabilities secured thereby;
                    (v) all obligations of Sellers for borrowed money, or incurred in connection with the purchase, lease or acquisition of any assets, and any obligations of a similar nature incurred by Sellers;
                    (vi) any accounts or notes payable or similar indebtedness incurred by Sellers;
                    (vii) any claims, demands, actions, suits, legal proceedings, obligations or liabilities arising from Sellers’ operation of the Businesses, including, but not limited to, those set forth in Schedule 2.6, or arising from any other business or operations of Sellers other than the Businesses, whether conducted prior to or after the Closing, whether such claims, demands, actions, suits, legal proceedings, obligations or liabilities are presently pending or threatened or are threatened or asserted at any time after the date hereof and whether before or after the Closing;
                    (viii) fees payable to Sellers’ agents, brokers or representatives for strategic partnerings, or other transactions, including without limitation any fees due to RBC Daniels L.P.;
                    (ix) any legal, accounting or other fees or expenses of Sellers or their members relating to or arising from the transactions contemplated hereby; and
                    (x) any Liabilities set forth on Schedule 1.3(b).

     Section 1.4. Time and Place of Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement shall be held at the offices of Saul Ewing LLP, 222 Delaware Avenue, Wilmington, Delaware 19899, effective as of the date hereof at 5:00pm, or at such other time as NaviSite and the Sellers may mutually determine. The date on which the Closing actually occurs is sometimes referred to herein as the “Closing Date.”
     Section 1.5. Working Capital Adjustment.
          (a) For purposes of this Agreement, “Net Working Capital” shall mean as of any particular date (i) the value of all current assets, net of provision for bad debt, plus restricted cash (to the extent not duplicative) of the Sellers as of that date, less (ii) the amount of all current liabilities, including accrued current liabilities not yet due, of the Sellers as of that date determined in each case in accordance with U.S. generally accepted accounting principles, consistently applied (“GAAP”), and excluding (iii) cash accounts, inter-company accounts, operating lease payments due after the Closing Date, obligations under capital leases, deferred revenue, any accounts receivable related to Excluded Assets, accrued payroll and payroll taxes due by the Sellers at the Closing Date and any vacation liabilities due by the Sellers for employees not hired by the Buyer. A calculation of Net Working Capital as of June 30, 2007 based on the June Balance Sheet (as defined in Section 2.3) is attached hereto as Schedule 1.5(a). Notwithstanding the foregoing, the Net Working Capital as of the Closing shall exclude current liabilities pursuant to Sections 4.4 and 8.2 of this Agreement, and any bonuses paid or to be paid to any employees of Sellers in connection with or in contemplation of the transactions contemplated by this Agreement.
          (b) Within forty-five (45) days following the Closing Date, NaviSite shall deliver to Sellers a written statement showing NaviSite’s calculation of the Net Working Capital as of the Closing Date in accordance with GAAP and applying the same accounting principles, policies and practices that were used in the creation of the June Balance Sheet and Schedule 1.6 (the “Closing Statement”). NaviSite shall provide Sellers and their representatives with reasonable access to such books and records relating to the Businesses through the Closing Date and NaviSite personnel as Sellers reasonably request in order to permit Sellers to analyze the Closing Statement.
          (c) If, within ten (10) days following delivery of the Closing Statement to Sellers, Sellers have not given NaviSite written notice of their objection as to the calculation of Net Working Capital as of the Closing Date as reflected on the Closing Statement (which notice shall state the basis of Sellers’ objection), then the Net Working Capital as of the Closing Date as so reflected on the Closing Statement shall be binding and conclusive on the parties and shall be the “Closing Net Working Capital.”
          (d) If Sellers give NaviSite written notice in accordance with Section 1.5(c) of objection to the calculation of the Net Working Capital as of the Closing Date as reflected on the Closing Statement, NaviSite and Sellers shall attempt in good faith to agree upon the Net Working Capital as of the Closing Date, and if such agreement is reached the Net Working Capital so agreed upon shall be the Closing Net Working Capital. If Sellers and NaviSite fail to resolve the issues raised by such objection within ten (10) days of NaviSite’s receipt of such objection, Sellers and NaviSite shall submit the issues remaining in dispute to binding resolution by either (i) an independent accounting firm selected within five (5) days thereafter by agreement of Sellers and Buyer or (ii) in the event Sellers and NaviSite have been unable to select a firm by agreement within the prescribed time period, a “Big Four” accounting firm selected by lot, after eliminating any “Big Four” accounting firm that has, in the prior three years, been engaged to provide accounting or tax advisory services to Sellers or NaviSite or any of their respective subsidiaries or affiliates. The accounting firm selected in accordance with this Section 1.5(d) is referred to herein as the “Review Accountants”. If issues are submitted to the Review Accountants for resolution, (A) Sellers and NaviSite shall furnish or cause to be furnished to the Review Accountants and to the other party such work papers and other documents and information relating to the disputed issues as the Review Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Review Accountants any material relating to the disputed issues and to discuss the issues with the Review Accountants; (B) the determination by the Review Accountants of the Net Working Capital as of the Closing Date, as set forth in a notice to be delivered to both Sellers and NaviSite within sixty (60) days of the submission to the Review Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be the Closing Net Working Capital; and (iii) NaviSite and Sellers shall each pay one-half of the fees and expenses of any Review Accountants selected to resolve any such dispute.
          (e) If, after the final determination according to this Section 1.5, the Closing Net Working Capital is greater than Seventy-Five Thousand Dollars ($75,000) (the “Target Amount”), then the Purchase Price shall be increased by an amount equal to the amount by which the Closing Net Working Capital exceeds the Target Amount (the “Increase Amount”), and Parent shall promptly pay the Increase Amount to Sellers by wire transfer of immediately available funds. Alternatively, if the Closing Net Working Capital is less than the Target Amount, then the Purchase Price shall be reduced by an amount equal to the amount by which the Target Amount exceeds the Closing Net Working Capital (the “Reduction Amount”), and NaviSite and Sellers shall jointly direct the Escrow Agent to offset the Reduction Amount, if any, against the Escrowed Funds and to promptly disburse the Reduction Amount to Parent, all in accordance with the Escrow Agreement. Notwithstanding the foregoing, the Reduction Amount shall in no event exceed the then remaining amount of the Escrowed Funds and the sole source of recovery therefore shall be the Escrowed Funds under the Escrow Agreement.

     Section 1.6. Allocation. NaviSite and Sellers shall mutually allocate the purchase price (and all other capitalized costs) among the Purchased Assets (and the Sellers shall allocate the purchase price between each other) in accordance with Schedule 1.6, or as the parties otherwise agree in writing no later than seventy-five (75) days after Closing. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be binding upon NaviSite and Sellers for all purposes (except to the extent that GAAP requires that NaviSite assign a different value to any asset for financial reporting purposes). The fair market value of each of the Assets shall be equal to its book value and any purchase price in excess of the book value shall be allocated to goodwill. In the event that the Purchase Price is increased or decreased in accordance with Section 1.5(e), Schedule 1.6 shall be amended, consistent with the intent of this Section 1.6, to reflect such increase or decrease.
ARTICLE II — REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Sellers Disclosure Schedule shall qualify other sections and subsections in this Article II to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Disclosure of any matter in the Sellers Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedule does not constitute a determination by any Seller that any such matter is material. The disclosure of any information concerning a matter in the Disclosure Schedule does not imply that any other undisclosed matter that has a greater significance or value is material. Except as set forth in the Sellers Disclosure Schedule attached hereto and delivered by Sellers, each of the Sellers hereby jointly and severally represents and warrants to NaviSite as of the date hereof (or, if made as of a specified date, as of such date) and as of the Closing Date, as follows:
     Section 2.1. Existence; Good Standing; Authority; Subsidiaries.
          (a) Each of the Sellers is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Maryland. Each of the Sellers has all requisite power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its properties and carry on its business as currently operated and conducted. Each of the Sellers is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which the character or ownership of its properties or in which the transaction or character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Schedule 2.1 hereto sets forth a true, correct and complete list of all foreign jurisdictions in which each Seller is so qualified or licensed and in good standing. The copies of the articles of organization and operating agreements (collectively, the “Organizational Documents”) of each Seller, each as amended to date and in full force and effect, have been provided or made available to NaviSite’s counsel, and are complete and correct, and no amendments thereto are pending. Neither Seller is in violation of any provision of its Organizational Documents. The books and records, minute books, membership unit record books and other similar records of Sellers, all of which have been made available to NaviSite’s counsel and NaviSite, are true, correct and complete.
          (b) Each of the Sellers has all power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Sellers pursuant to this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of the Sellers, the performance by each of the Sellers of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each of the Sellers. This Agreement has been duly executed and delivered by each of the Sellers and, assuming the due authorization, execution and delivery of this Agreement by NaviSite, this Agreement constitutes a legal, valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity. No other action on the part of any Seller is necessary to authorize the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby.
          (c) Neither of the Sellers has any subsidiaries or any ownership interest in any other securities or in any other corporation, limited liability company, partnership, association or other business entity.

     Section 2.2. No Conflict, Consents. Neither the execution and delivery by Sellers of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Sellers of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of the Organizational Documents of Sellers. Except as set forth on Schedule 2.2 and assuming the consents, approvals and authorizations contemplated by Section 3.3 are obtained and are in full and effect and notices have been duly given, none of the execution, delivery or the performance by Sellers of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by the Sellers of the transactions contemplated hereby: (a) results in the creation or imposition of any Lien on any of the property held by any of the Sellers; (b) requires consent to assignment or otherwise, as a result of the transactions contemplated hereby (including without limitation to maintain in full force and effect any of the Material Contracts (as defined in Section 2.12) as a result of the transactions contemplated hereby), violates, or conflicts with, or results (or will violate, conflict with or result) in a breach of any provision of, or constitutes a default (or an event which, with or without notice or lapse of time or both, would constitute a default) or gives rise to any right of termination, cancellation or acceleration, change of control rights, modification, notification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any assets of any Seller or acceleration of any right or obligation of any Seller or a loss of any benefit to which any Seller is entitled under any of the terms, conditions or provisions of any Material Contract; or (c) violates any order, writ, injunction, decree, statute, law, rule or regulation applicable to any Seller.
Section 2.3. Financial Statements.
          (a) Sellers have delivered to NaviSite the following financial statements of each Seller (collectively, the “Financial Statements”):
                    (i) Unaudited consolidated balance sheets as of December 31, 2005 and December 31, 2006, and consolidated statements of income and retained earnings and consolidated statements of cash flows for each of the fiscal years then ended; and
                    (ii) Unaudited consolidated balance sheet as of June 30, 2007 (the “June Balance Sheet”), and the related unaudited consolidated statements of income and retained earnings and cash flows for the month and year to date period then ended.
          (b) Subject to the absence of footnotes and normal year-end audit adjustments with respect to any unaudited Financial Statements which are consistent in nature and amount with adjustments made in prior years, the Financial Statements have been (and those statements to be delivered for periods ending subsequent to the date hereof will be) prepared from, and in accordance with, the information contained in the books and records of Sellers, which have been regularly kept and maintained in accordance with Sellers’ normal and customary practices and applicable legal and accounting practices and fairly present, in all material respects, the financial condition of each of the Sellers and the Businesses as of the dates thereof and results of operations and cash flows for the periods referred to therein, and have been prepared in accordance with GAAP consistently applied throughout all periods indicated, and present fairly (or when delivered will present fairly) in all material respects the consolidated financial condition, cash flows and operating results of each of the Sellers and the Businesses as of the dates and for the periods indicated therein, and are consistent with the books and records of Sellers.
          (c) As of the date hereof, all liabilities of Sellers of a type that would be required to be shown on the Financial Statements (including the notes thereto, where applicable) in accordance with GAAP (whether direct, indirect, accrued, absolute, contingent, asserted, unasserted or otherwise) have been (i) stated or adequately reserved or accrued against on the June Balance Sheet or the notes thereto, (ii) reflected on Schedule 2.3, or (iii) incurred after the date of the June Balance Sheet in the ordinary course of business consistent with past practices.
     Section 2.4. Absence of Certain Changes. Except as set forth on Schedule 2.4, from the date of the June Balance Sheet to the date of this Agreement, the Sellers have operated only in the ordinary course of business consistent with past practices and there has not been any:
          (a) to the knowledge of the Sellers, event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, other than developments generally in the industry in which the Sellers operate;
          (b) to the knowledge of the Sellers, event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by Sellers;
          (c) exchange in, reclassification, split or subdivision of any of the Sellers’ authorized or issued membership interests; grant of any option, right to purchase or similar right regarding the membership interests of any Seller; or purchase, redemption, retirement, or other acquisition by any Seller of any such membership interests; or
          (d) declaration or payment of any dividend or other distribution or payment in respect of the membership interests of the Sellers.

     Section 2.5. Consents and Approvals. Except as set forth on Schedule 2.5, the execution, delivery and performance of this Agreement by Seller will not require any consent, approval, permit, authorization, waiver or other action by, or filing with or notification to, any federal, state, local, or any non-U.S. government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable.
     Section 2.6. Litigation. Except as set forth on Schedule 2.6, as of the date of this Agreement there is no litigation, action, suit, proceeding, inquiry, claim, arbitration or investigation pending or, to the knowledge of any Seller, threatened in writing against any Seller or any of its assets or property or any of its directors or officers in their capacities as such or for which any Seller is obligated to indemnify a third party. Neither Seller is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority or any arbitration ruling or any settlement or similar agreement or written arrangement with ongoing obligations relating to a dispute (or the resolution of a dispute) with any third party.
Section 2.7. Taxes.
          (a) Except as set forth on Schedule 2.7:
                    (i) Each of the Sellers has timely filed, or will timely file, all material Tax Returns required to be filed by such Seller with respect to the Businesses with respect to Taxes for any period ending on or before the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of any Seller;
                    (ii) Each of the Sellers has paid or caused to be paid all Taxes and other assessments reflected in such Tax Returns that have become due and payable. Each of the Sellers has made provision, in accordance with GAAP, for all Taxes owed or accrued through the date of this Agreement;
                    (iii) Each of the Sellers has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party under all applicable Tax Laws, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed and have, within the time and manner prescribed by Law, registered for the purpose of each withholding Tax in the relevant territory or jurisdiction;
                    (iv) There are no Liens for Taxes upon the assets or properties of the Sellers or the Businesses except for statutory Liens for current Taxes not yet due;
                    (v) No Seller has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of any Seller;
                    (vi) No Seller (A) is required to include in income in any taxable period ending after the Closing any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Authority proposed any such adjustment or change of accounting method); (B) has made an election, or is required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property under Section 168 of the Code or any comparable provision of non-U.S., state or local law; or (C) has filed a consent pursuant to former Section 341(f) of the Code for (or any corresponding provision of state or local law) or agreed to have former Section 341(f) of the Code (or any corresponding provision of state or local law) applied to the disposition of any asset;
                    (vii) No power of attorney has been granted by or with respect to any Seller with respect to any matter relating to Taxes;
                    (viii) No Seller is a party to any agreement, contract or arrangement that will result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and no action by any Seller, whether pursuant to this Agreement or otherwise, shall result in the making of any such payment;
                    (ix) No Seller has requested or received a ruling or determination from any Governmental Authority or signed a closing or other agreement with any Governmental Authority, in either case with respect to Taxes;
                    (x) No Seller is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (collectively, “Tax Indemnification Agreements”); and as of the date of this Agreement, no Seller has knowledge of any potential Liability to any Person as a result of, or pursuant to, any such Tax Indemnification Agreement;
                    (xi) The Sellers have previously delivered or made available to NaviSite true, correct and complete copies of (A) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or non-U.S. Taxes due from or with respect to any Seller or the Businesses, (B) all United States federal Tax Returns, and those state, local and non-U.S. Tax Returns filed by any Seller for tax periods ending on or after December 31, 2001 and (C) all closing agreements entered into by any Seller with any Governmental Authority with respect to Taxes; and the Sellers will deliver to NaviSite all materials with respect to the foregoing for all matters arising after the date hereof.
                    (xii) No Seller has any Liability for Taxes of another Person under Section 1.1502-6 of the Treasury regulations promulgated under the Code (the “Treasury Regulations”) or any similar provision under state, local or non-U.S. Law, by contract or otherwise;
                    (xiii) No Seller has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations (or similar provision under state, local or non-U.S. Law) or any excess loss account under Section 1.1502-19 of the Treasury Regulations (or similar provision of state, local or non-U.S. Law);

                    (xiv) Since December 31, 2006, no Seller has incurred any Liability for Taxes other than in the ordinary course of business;
                    (xv) No claim has been made, nor does any Seller reasonably expect that a claim will be made by a Governmental Authority in a jurisdiction where such Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction;
                    (xvi) No Seller has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code;
                    (xvii) Neither the Internal Revenue Service (the “IRS”) nor any other Governmental Authority is asserting as of the date of this Agreement by written notice to any Seller or, to any Seller’s knowledge, threatening in writing as of the date of this Agreement to assert against any Seller, any deficiency or claim for any amount of additional Taxes; and
                    (xviii) No federal, state, local or non-U.S. audits or other administrative proceedings or court proceedings are pending as of the date of this Agreement with regard to any Taxes or Tax Returns of any Seller, and no Seller has received a written notice prior to the date of this Agreement of any actual or threatened in writing audits or proceedings or is otherwise aware of any such audits or proceedings.
                    (xix) Each of the Sellers qualifies as a “disregarded entity” for Federal income tax purposes.
          (b) For the purposes of this Agreement:
                    (i) “Taxes” shall mean any United States federal, state or local or non-U.S. income, gross receipts, occupation, premium, environmental (including taxes under Code Section 59A), customs, profits, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp or transfer tax or duty or any other tax, charge, fee or imposition in the nature of Taxes, computed on a separate basis, including any interest, penalties, additions or assessments with respect thereto, whether disputed or not;
                    (ii) “Tax Law” shall mean the Law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax;
                    (iii) “Tax Returns” shall mean any U.S. federal, state, local or non-U.S. return, declaration, report, claim for refund, amended return or information return, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto; and
                    (iv) “Law” means any non-U.S. or United States federal, state or local law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process (including any zoning or land use law or ordinance, building code, Environmental Law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors) or administrative interpretation..
Section 2.8. Employee Benefit Plans.
          (a) Schedule 2.8 contains a true, correct and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity or equity based compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, “change in control,” termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by any Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with any Seller would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code, or to which any Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of any Seller (the “Employee Plans”); provided that with respect to Employee Plans established or maintained primarily for employees or former employees working outside the United States only material Employee Plans are listed. “Former Employee Plan” shall mean any Employee Plans of any Seller sponsored, maintained, or contributed to within the last three years, notwithstanding that such plans are not listed on Schedule 2.8. No Seller or ERISA Affiliate of any Seller has any commitment or formal plan, whether legally binding or not, to create any additional material employee benefit plans or modify or change, in any material way, any existing Employee Plans and no condition exists which would prevent any Seller from terminating any Employee Plans (other than Employee Plans required to be maintained under applicable Law) without material Liability to such Seller (other than for benefits accrued at the time of such termination), except to the extent limited by Law.
          (b) Each Employee Plan and Former Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and, to the knowledge of the Sellers, no event has occurred or circumstance exists that would reasonably be expected to affect such qualified status. Each Employee Plan and Former Employee Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements.
          (c) None of the Employee Plans or Former Employee Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA (a “Multiemployer Plan”), nor is or was any Employee Plan or Former Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Liability under Title IV or Section 302 of ERISA has been incurred by any Seller or ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to any Seller or ERISA Affiliate of incurring any such Liability. No Seller or ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time sponsored, maintained, contributed to or had an obligation to contribute to, any Multiemployer Plan or any pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.
          (d) Except as set forth on Schedule 2.8, no Seller or, to the knowledge of any Seller, any Employee Plan, any Former Employee Plan, any trust created thereunder, or any trustee or administrator thereof, has engaged in a transaction in connection with which any Seller, any Employee Plan, any Former Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any Former Employee Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. To the knowledge of the Sellers, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Plan or any Former Employee Plan that could result in any material liability to any Seller or ERISA Affiliate.
          (e) Except as set forth on Schedule 2.8, each Employee Plan and Former Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, and all contributions required to be made under the terms of any of the Employee Plans or any Former Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Financial Statements except for any failure to do so which would not reasonably be expected to result in any material liability to any Seller or ERISA Affiliate.
          (f) Except as set forth on Schedule 2.8, no Employee Plan or Former Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of any Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). The Sellers and each ERISA Affiliate are in material compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including proposed regulations) thereunder.
          (g) Except as set forth on Schedule 2.8, the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee or officer of any Seller to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer or (iii) prevent any Seller from amending or terminating any Employee Plan or Former Employee Plan.
          (h) Except as set forth on Schedule 2.8, there are no pending or, to the knowledge of any Seller, threatened in writing or anticipated claims by or on behalf of any Employee Plan or Former Employee Plan, by any employee or beneficiary covered under any such Employee Plan or Former Employee Plan with respect to such plan, or otherwise involving any such Employee Plan or Former Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine claims for benefits).
                    (i) There are no Employee Plans or Former Employee Plans that are subject to the Law of any jurisdiction outside the United States.
     Section 2.9. Real and Personal Property.
          (a) Schedule 2.9(a) sets forth a description of the real property and facilities leased in connection with the Businesses (the “Leased Real Property”) and the address, approximate square footage, annual base rent and expiration date thereof. A true and complete copy of the lease for such Leased Real Property (including all amendments, subordination and non-disturbance agreements, estoppel certificates and related documents) (together, the “Lease”) has been delivered or made available to NaviSite. With respect to the Lease:
                    (i) Alabanza Corporation (the “Lessee”), which is the tenant under such Lease, has good, valid and enforceable leasehold interests to the leasehold estate in the Leased Real Property used by such Seller or Sellers, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity; and
                    (ii) the Lease has been duly authorized and executed, is in full force and effect and there is no existing material default by the Lessee under the Lease.
          (b) Schedule 2.9(b) sets forth a true, correct and complete list of all equipment, fixtures and trade fixtures of the Sellers as of June 30, 2007. Except as set forth on Schedule 2.9(b), each Seller has good title to all of its tangible personal property and assets shown on the June Balance Sheet or acquired after the date of the June Balance Sheet, free and clear of any mortgage, pledge, Lien, conditional sale agreement, security title, encumbrance or other charge (collectively, “Encumbrances”), except for (i) assets which have been disposed of to nonaffiliated third parties since June 30, 2007 in the ordinary course of business, (ii) Encumbrances reflected in the June Balance Sheet, (iii) Encumbrances for current Taxes not yet due and payable, and (iv) Permitted Liens. The assets set forth on Schedule 2.9(b) constitute all of the tangible personal property assets necessary for the operation of the Businesses as conducted by the Sellers immediately prior to Closing, other than the network infrastructure assets which constitute Excluded Assets and certain other Excluded Assets (the benefit of which NaviSite will be provided during the transition period under and in accordance with the terms of the Transition Services Agreement, as hereinafter defined).
          (c) No Seller owns or has owned any real property.

     Section 2.10. Labor and Employment Matters. Except as set forth in Schedule 2.10 hereto:
          (a) There is no:
                    (i) collective bargaining agreement or any other agreement, whether in writing or otherwise, with any labor organization, union, group or association (“Labor Organization”) applicable to the employees of any Seller and no Seller is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to any Seller’s knowledge, threatened, any material labor strike, dispute, walkout, work stoppage, slow down or lockout involving any Seller or action or dispute by or with respect to any employees of any Seller;
                    (ii) unfair labor practice complaint pending or, to the knowledge of any Seller, threatened in writing against any Seller before the National Labor Relations Board or any other federal, state local or non-U.S. agency;
                    (iii) pending or, to the knowledge of any Seller, threatened representation question or union or labor organizing activities with respect to employees of any Seller.
          (b) During the past three years, no Seller has effectuated (i) a “plant closing” (as defined in the WARN Act, which is defined in Section 5.1(d)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Seller; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller; nor has any Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or non-U.S. Law. No employees of any Seller have suffered an “employment loss” (as defined in the WARN Act) since three months prior to the date of this Agreement.
          (c) Each of the Sellers has at all times and in all material respects properly classified each of its respective employees as employees and each of its independent contractors as independent contractors, as applicable, and no indication has been received from any Governmental Authority that such contractors would be considered employees for employment law or tax purposes at any time.
          (d) Each of the Sellers has at all times paid its respective employees in conformance with applicable federal, state, local and non-U.S. wage and hour laws. There are not presently pending, or to the knowledge of the Sellers threatened, in writing, any claims with respect to working hours or the payment of wages, overtime or any other form of employee compensation.
          (e) Each of the Sellers does not, formally or informally, have a custom or practice of making ex gratia severance payments to employees.

     Section 2.11. Customers; Vendors.
          (a) Schedule 2.11(a) sets forth a true, complete and correct list of the top 25 customers (and their known affiliates) of the Sellers and the Businesses (the “Top Customers”) based on revenues for the period beginning January 1, 2007 and ended May 31, 2007. Sellers, to their knowledge, have good working relationships with each of the Top Customers. None of the Top Customers has terminated its relationship with Sellers or the Businesses or, to the knowledge of Sellers, threatened in writing to do so. To the knowledge of the Sellers, none of the Top Customers is reasonably likely to terminate its relationship with the Businesses as a result of the transactions contemplated by this Agreement.
          (b) Schedule 2.11(b) sets forth a true, complete and correct list of the top ten vendors (and their known affiliates) of the Sellers and the Businesses based on amounts paid to such vendors for the period beginning January 1, 2007 and ended May 31, 2007, and any other vendors (including without limitation vendors providing bandwidth, operating systems, electricity or hardware) that are essential to the uninterrupted operation of the Businesses (the “Top Vendors”). Sellers, to their knowledge, have good working relationships with each of the Top Vendors. None of the Top Vendors has terminated its relationship with Sellers or the Businesses or, to the knowledge of Sellers, threatened in writing to do so. To the knowledge of the Sellers, none of the Top Vendors is reasonably likely to terminate its relationship with the Businesses as a result of the transactions contemplated by this Agreement.
     Section 2.12. Contracts and Commitments.
          (a) Schedule 2.12 sets forth a true, complete and correct list (including all amendments, modifications or supplements with respect thereto) of the following agreements (written or oral) to which any Seller is a party to the extent any such agreement (i) is currently in effect or (ii) has been terminated on or prior to the date hereof but contains provisions that survived such termination and such provisions are currently in effect (other than provisions that customarily survive such termination and do not relate to the principal business purpose of such agreement and which do not create any material or ongoing financial or other liability to NaviSite):
                    (i) any loan agreement, note, mortgage, indenture, security agreement and other agreement and instrument relating to the borrowing of money;
                    (ii) any agreement (or group of related agreements) between any Seller and any Top Customer or Top Vendor;
                    (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company (other than the Organizational Documents of the Sellers);
                    (iv) any agreement (or group of related agreements) under which any Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations and operating lease commitments) involving more than $20,000 or under which it has imposed (or may impose) an Encumbrance on any of the assets, tangible or intangible, of any Seller or the Businesses;

                    (v) any agreement for the disposition of any portion of the assets of the Sellers or the Businesses (other than sales in the ordinary course of business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases in the ordinary course of business);
                    (vi) any agreement concerning non-competition, exclusivity, non-solicitation, non-recruitment or other such covenants that restricts any conduct of any business by any Seller, in each case with respect to geographical area of operations or scope or type of business of any Seller, other than (A) non-competition agreements entered into between any Seller and its employees or consultants and which do not restrict any Seller with respect to non-competition or (B) customer contracts and non-disclosure agreements with standard non-solicitation of employee provisions;
                    (vii) any employment or consulting agreement (other than offer letters for at-will employment for employees that do not provide for any severance benefit upon such employee’s termination);
                    (viii) any collective bargaining or similar agreement;
                    (ix) any agreement involving any current officer, employee, director or shareholder of any Seller or consulting agreement with an individual involving payments by any Seller in excess of $50,000 per annum other than agreements entered into in connection with the issuance and exercise of options;
                    (x) any buy-sell or barter agreement;
                    (xi) any derivative contract and other hedging arrangement;
                    (xii) any acquisition agreement, by means of asset purchase, merger, stock purchase, asset purchase, consolidation or other similar transaction, of a person or business by any Seller (each, an “Acquisition”); and
                    (xiii) any other material agreement, including a guarantee, not entered into in the ordinary course of business or that requires the payment by any Seller in excess of $20,000.
          (b) All contracts, agreements and instruments required to be listed in Schedule 2.12 (the “Material Contracts”) are valid and are in full force and effect and constitute legal, valid and binding obligations of the Sellers and, to the knowledge of the Sellers, of the other parties thereto, and are enforceable in accordance with their respective terms subject, in each case, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity. The Sellers have no knowledge of, and have not received, any notice regarding termination of any Material Contracts and the Sellers have no knowledge of any Top Customer which has indicated that it intends to terminate any Material Contract or not renew upon its expiration. No Seller is in default and to the knowledge of the Sellers, no other party is in material default in complying with any provisions of any Material Contract, and to the knowledge of the Sellers, no condition or event or fact exists which, with notice, lapse of time or both, could constitute a material default thereunder on the part of any Seller. The Sellers have delivered or made available to NaviSite a true, correct and complete copy of each of the Material Contracts.
          (c) Sellers are not in material default under any Assumed Obligation.
     Section 2.13. Intellectual Property.
          (a) For purposes of this Agreement,
                    (i) “Intellectual Property Assets” means all of the following, to the extent owned or licensed by the Sellers or their Affiliates and used in the Businesses (provided, however, that the Intellectual Property Assets shall exclude any open source software used by the Sellers):
          (A) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);
          (B) all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications (collectively, “Marks”);
          (C) all copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);
          (D) all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Seller-designed reports, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”);
          (E) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (the “Rights”);
          (F) all customer lists and telephone numbers, names of potential sales leads, business strategies, outside analysts’ plans and reports, outlooks, forecasts and other similar documents (collectively, “Other Intangibles”);
          (G) those services (including web hosting and application management), computer programs, solutions and related documentation sold, marketed, or provided by the Sellers as of the date hereof, including without limitation the proprietary platform consisting of the major modules of Domain System Manager, Control Panel Software and Security and System Administration Tools(collectively, the “Products”).
          (b) Ownership of Intellectual Property Assets. The Sellers have the legal right to use all of the Intellectual Property Assets, free and clear of all mortgages, pledges, charges, Liens, equities, security interests, or other encumbrances created by the Sellers. No claim is pending or, to the Sellers’ knowledge, threatened in writing against any Seller and/or its directors, officers, employees, and consultants to the effect that (i) any Seller’s right, title and interest in and to the Intellectual Property Assets is reduced, invalid or unenforceable by the Seller or that any of the Intellectual Property Assets infringes, misappropriates, dilutes or otherwise violates the rights of a third party, or (ii) challenging any Seller’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property Assets and, to the knowledge of the Sellers, there is no reasonable basis for a claim regarding any of the foregoing. There exists no prior act or current conduct or use by the Sellers or any third party that would void or invalidate any Intellectual Property Assets owned by the Sellers that are used or are necessary for the conduct of the Businesses as currently conducted, or give cause to any licensor of Intellectual Property Assets licensed to the Sellers to terminate or otherwise impair the rights of the Sellers pursuant to any such license agreement. Except as set forth in Schedule 2.13, the Sellers have not brought or threatened a claim against any person (A) alleging infringement, misappropriation, dilution or any other violation of the Intellectual Property Assets, or (B) challenging any person’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property Assets and, to the knowledge of the Sellers, there is no reasonable basis for a claim regarding any of the foregoing. Except as set forth in Schedule 2.13, all former and current employees of the Sellers have executed written instruments with the Sellers that assign to the Sellers all rights to any inventions, improvements, discoveries or information relating to the Businesses. Except as set forth in Schedule 2.13, no current or former member, director, officer, employee or contractor of any Seller (or any of their respective predecessors in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Intellectual Property Assets owned by the Sellers. Except as set forth in Schedule 2.13, all Intellectual Property Assets owned by the Sellers were developed by either (x) employees of the Sellers within the scope of their employment, or (y) independent contractors who have assigned all of their rights in such Intellectual Property Assets to the Sellers pursuant to a written agreement.
          (c) Patents. Schedule 2.13 sets forth a complete and accurate list and summary description of all Patents owned by the Sellers. All of the issued Patents owned by the Sellers are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Patent is held by any Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No issued Patent owned by the Sellers has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the Sellers’ knowledge, there is no patent or patent application of any third party that would potentially interfere with the operation of the Businesses by the Sellers.

          (d) Trademarks. Schedule 2.13 sets forth a complete and accurate list and summary description of all Marks owned by the Sellers. All Marks owned by the Sellers that have been registered with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Mark is held by any Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No registered Mark owned by the Sellers has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Sellers’ knowledge, no such action is threatened in writing with respect to any of the Marks owned by the Sellers. All products and materials of the Sellers containing a Mark owned by the Sellers bear the proper notice where permitted by Law. No Marks have been abandoned by the Sellers, and no Marks are the subject of a pending application for registration that is based on the Sellers’ use of, or bona fide intent to use, such Marks. To the knowledge of the Sellers, there has been no prior use of Marks owned by the Sellers by any third party which would confer upon said third party superior rights in such Marks, and the Sellers have reasonably policed the Marks owned by the Sellers against third party infringement so as to maintain the validity of such Marks.
          (e) Copyrights. Schedule 2.13 sets forth a complete and accurate list and summary description of all Copyrights owned by the Sellers. Except as set forth in Schedule 2.13, all Copyrights owned by the Sellers that have been registered with the United States Copyright Office are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or Taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Copyright is held by any Seller by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. All products and materials of the Sellers containing material protected by Copyrights owned by the Sellers bear the proper notice where permitted by Law. No Copyrights have been released by the Sellers.
          (f) Products. None of the source or object code, algorithms, or structure developed by the Sellers that is included in the Products owned by the Sellers is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Any substantial similarity of any Products developed by Sellers to any computer program owned by any third party did not result from the Products being copied from, based upon, or derived from any such computer software program in violation of the rights of any third party. Except as set forth in Schedule 2.13, the Sellers have no obligation to any other Person to modify, improve or upgrade the Products.
          (g) Trade Secrets. Except as set forth in Schedule 2.13, Sellers have taken all reasonable measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees, and consultants of the Sellers and any other persons with access to the Trade Secrets) to protect the secrecy, confidentiality and value of all Trade Secrets. Except as set forth in Schedule 2.13, to the knowledge of the Sellers, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by the Sellers to any person or entity other than employees or contractors of the Sellers who needed to know and use the Trade Secrets in the course of their employment or contract performance, and then only pursuant to a written agreement containing non-disclosure obligations that adequately protect the Sellers’ proprietary interests in such Trade Secrets. The Sellers have the right to use, free and clear of claims of third parties, all Trade Secrets and, to the knowledge of the Sellers, no third party has asserted that the use by the Sellers of any Trade Secret violates the rights of any third party. To the knowledge of the Sellers, no third Person that is a party to any agreement with the Sellers containing obligations of non-disclosure with respect to such Trade Secrets is in breach or default thereof.
          (h) Other Intangibles. The Sellers have provided to NaviSite access to all of the Other Intangibles used by the Sellers in connection with the Businesses.
          (i) Exclusivity of Rights. The Sellers have the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets owned by the Sellers. Except as set forth on Schedule 2.13, the Sellers (A) have not licensed or granted to anyone rights of any nature to use, promote, market, sell, distribute or license any of its Intellectual Property Assets; and (B) are not obligated to and do not pay royalties or other fees to anyone for the Sellers’ ownership, use, license or transfer of any of the Intellectual Property Assets owned by the Sellers. The Intellectual Property Assets owned by the Sellers and, to the knowledge of the Sellers, the Intellectual Property Assets owned by third Persons that are subject license agreements, have been duly maintained, are valid and subsisting, are full force and effect and have not been cancelled, expired or abandoned.
          (j) Infringement. None of the Intellectual Property Assets or the Products or the modifications made by the Sellers to the Products sold by the Sellers (excluding any third-party rights or products incorporated into such Products for which the Sellers have a valid license) infringes or is alleged to infringe any patent, trademark, service mark, trade name, copyright or other proprietary right or is a derivative work based on the work of any other person.
          (k) Intellectual Property Assets Required in the Businesses. The Intellectual Property Assets being transferred to the Buyer (taking into account the exclusion of the Excluded Assets) under this Agreement (together with all rights to open source software used by the Sellers in the Businesses) constitute all of the intellectual property assets necessary for the ongoing operations of the Businesses conducted by the Sellers immediately prior to Closing.
     Section 2.14. Environmental Matters.
          (a) The Sellers are in material compliance with Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof). The Sellers have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Sellers, the Businesses or the Sellers’ facilities arising under Environmental Laws. There is no Environmental Claim pending or, to the knowledge of the Sellers, threatened in writing against the Sellers. There are no past or present actions, activities, circumstances, conditions, events or incidents which reasonably would be expected to form the basis of an Environmental Claim against the Sellers.
          (b) “Environmental Claim” means any action, investigation or notice by any Person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, release or threatened release of any hazardous materials at any location, whether or not owned or operated by the Sellers, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          (c) “Environmental Laws” means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), and other similar state and local statutes.
     Section 2.15. Insurance. Schedule 2.15 sets forth a true and correct summary of the insurance policies or binders held by, or for the benefit of, the Sellers and their directors, officers, employees and agents with respect to the Businesses. Except as set forth in Schedule 2.15 hereto, (a) all such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies or binders by the Sellers as to which the insurers have denied Liability, (c) the Sellers have complied in all material respects with the provisions of such policies and (d) there exist no material claims of the Sellers under such insurance policies or binders that have not been properly and timely submitted by the Sellers to their insurers. Schedule 2.15 sets forth a list of all claims for all losses relating to the Businesses conducted by the Sellers exceeding $25,000 submitted to insurers during the 18-month period ending on the date of this Agreement.
     Section 2.16. Brokers. Except as set forth on Schedule 2.16 hereto, the Sellers have not entered into any contract entitling any agent, broker, investment banker, financial advisor or other firm or person to any broker’s, finder’s, success fee or any other commission or similar fee in connection with the transactions contemplated hereby.
     Section 2.17. Compliance with Laws.
          (a) The Sellers are not in default or violation of, and to the knowledge of the Sellers, no event has occurred with respect to the Sellers or the Businesses which, with the lapse of time or the giving of notice or both, would result in the violation of or default under, any Law applicable to Sellers or the Businesses or by which any property or asset of Sellers is bound, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any written notice or written communication from any Governmental Authority alleging material noncompliance with any applicable Law. The Company is not subject to reporting or registration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
          (b) To the knowledge of Sellers, neither the Sellers nor any of their respective directors, officers, agents or employees have in the past three years (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, or (ii) made any unlawful payment to non-U.S. or domestic government officials or employees or to non-U.S. or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
          (c) The Sellers are in possession of all authorizations, licenses, permits, certificates, and approvals of any Governmental Authority necessary for the Sellers to own, lease and operate their properties and to conduct the Businesses substantially as they are being conducted as of the date hereof (the “Permits”), and all such Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Permits would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the transactions contemplated hereby, (ii) otherwise prevent or materially delay performance by the Sellers of any of their material obligations under this Agreement or any Ancillary Agreement or (iii) result in a Material Adverse Effect.
     Section 2.18. Transactions with Affiliates. Except as set forth on Schedule 2.18, there are no loans, leases or other agreements or transactions between any Seller and any present or former member, director, officer or employee of any Seller, or to the Sellers’ knowledge, any person controlled by such officer, director, employee or member or his or her immediate family. To the knowledge of the Sellers, as of the date hereof, none of such persons has any direct or indirect ownership interest in any firm or entity, except for less than a 1% interest in any publicly-held corporation, with which any Seller is affiliated or with which any Seller has a business relationship, or any firm or corporation that competes with the Sellers. No employee, officer or director of any Seller and no member of the immediate family of such persons is directly or indirectly interested in any Material Contract or has or claims to have any interest in the Intellectual Property Assets of the Sellers.
     Section 2.19. Product Warranties and Liabilities. Sellers have not given or made any express warranties to third parties with respect to any products manufactured or sold or services performed by Sellers, except for the limited warranties stated in the standard forms of warranty used by it, as described in Schedule 2.19. Sellers do not have any knowledge of any fact or of the occurrence of any event forming the basis of any present or future claim against Sellers, whether or not fully covered by insurance, for liability arising out of the manufacture or sale of products or the performance of services by Sellers, whether based on theories of negligence or products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the ordinary course of business and as set forth on Schedule 2.19.
     Section 2.20. Knowledge. Wherever there is a reference to the “knowledge” (or words of similar import) of Sellers in this Agreement, such knowledge shall be deemed to refer only to the actual knowledge of the directors and executive officers of any Seller and the other persons listed on Schedule 2.20 hereto (the “Designated Individuals”). Wherever there is a reference to the “knowledge” (or words of similar import) of a particular Seller in this Agreement, such knowledge shall be deemed to refer only to the actual knowledge of the directors and executive officers of such Seller and any Designated Individual.
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF NAVISITE
     The NaviSite Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the NaviSite Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Except as set forth in the NaviSite Disclosure Schedule attached hereto and delivered by NaviSite, NaviSite hereby represents and warrants to the Sellers as of the date hereof (or, if made as of a specified date, as of such date) and as of the Closing Date, as follows.
     Section 3.1. Existence; Good Standing; Authority.
          (a) Each of Buyer and Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Parent has all requisite corporate power and authority and all necessary governmental licenses, authorizations, consents and approvals to own, operate, lease and encumber its properties and carry on its business as currently operated and conducted. Each of Buyer and Parent is duly licensed or qualified to do business as a foreign corporation, and is in good standing under the laws of any other jurisdiction in which the character or ownership of its properties or in which the transaction or character of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Each of Buyer and Parent is not in violation of any provision of its certificate of incorporation or bylaws.
          (b) Each of Buyer and Parent has the corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of each of Parent and Buyer pursuant to this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by each of Buyer and Parent, the performance by each of Buyer and Parent of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each of Buyer and Parent. This Agreement has been duly executed and delivered by Buyer and Parent and, assuming the due authorization, execution and delivery of this Agreement by the Sellers, this Agreement constitutes a legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms. No other corporate or similar action on the part of each of Buyer and Parent is necessary to authorize the execution and delivery of this Agreement by Buyer or Parent or the consummation by Buyer or Parent of the transactions contemplated hereby.

     Section 3.2. No Conflict. Neither the execution and delivery by Buyer or Parent of this Agreement and the other agreements, documents and instruments contemplated hereby, nor the consummation by Buyer or Parent of the transactions in accordance with the terms hereof and thereof, conflicts with or results in a breach of any provisions of Buyer’s or Parent’s certificate of incorporation or bylaws or other organizational documents. Except as set forth on Schedule 3.2, the execution and delivery by Buyer or Parent of this Agreement and the other agreements, documents and instruments contemplated hereby, and the consummation by Buyer or Parent of the transactions in accordance with the terms hereof and thereof, will neither (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement to which Buyer or Parent is a party, or by which Buyer or Parent or any of their properties are bound, except, in each case, as would not have a Material Adverse Effect, nor (ii) violate any order, writ, injunction, decree, statute, law, rule or regulation applicable to Buyer or Parent.
     Section 3.3. Consents and Approvals. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement by NaviSite will not require any consent, approval, permit, authorization or other action by, or filing with or notification to, any Governmental Authority, except the notification requirements of the HSR Act, if applicable.
     Section 3.4. Brokers. NaviSite has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with this Agreement or the transactions contemplated hereby.
     Section 3.5. Financial Capabilities. Buyer is, as of the date hereof, solvent and Buyer knows of no facts or circumstances which are reasonably likely to render Buyer insolvent prior to the Cut-Off Date. Buyer will not be rendered insolvent by any of the transactions contemplated by this Agreement, and, as necessary, Parent shall provide Buyer with the financial resources in order for Buyer to remain solvent. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Buyer exceeds the present fair market value of Buyer’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Buyer (with the financial reserves of the Parent) will be able to pay its liabilities as they become due in the usual course of its business; (ii) Buyer (with the financial reserves of the Parent) will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) Buyer (with the financial reserves of the Parent) will have assets (calculated at fair market value) that exceed its liabilities.
     Section 3.6. Knowledge. Wherever there is a reference to the “knowledge” (or words of similar import) of NaviSite, Parent or Buyer in this Agreement, such knowledge shall be deemed to refer only to the actual knowledge of the directors and executive officers of Parent and Buyer and any other persons listed on Schedule 3.6 hereto.

ARTICLE IV — CERTAIN COVENANTS OF THE PARTIES
     Section 4.1. Confidentiality. The parties shall adhere to the terms and conditions of that certain Confidentiality Agreement dated as of April 27, 2007 by and between Parent and Sellers (the “Confidentiality Agreement”).
     Section 4.2. Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement. Notwithstanding any confidentiality obligations pursuant to Section 4.1 or the Confidentiality Agreement, prior to Closing and without the Sellers’ prior written consent, NaviSite shall be permitted to use the Sellers’ confidential information (i) in any disclosures required to be made by Parent by Law or by the rules of any applicable self-regulatory organization, including without limitation the Securities and Exchange Commission (“SEC”); provided, however, that Parent will use its commercially reasonable efforts to allow Sellers reasonable time to comment on the documents, or drafts of the documents, in which such confidential information is to be used or disclosed, or (ii) in discussions or otherwise in connection with any potential merger or acquisition transaction if the recipient of such information executes a confidentiality agreement with Parent under which they agree to maintain the confidentiality of such information.
     Section 4.3. Press Releases. The parties hereto will not, and will cause each of their Affiliates and representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of all of the parties hereto which consent shall not be unreasonably withheld; provided, however, that Parent may, without the prior consent of the other parties hereto, issue or cause publication of any such press release or public announcement to the extent that Parent, in good faith, reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization, including without limitation the SEC, in which event Parent will use its commercially reasonable efforts to allow Sellers reasonable time to comment on such press release or public announcement in advance of its issuance.
     Section 4.4. Conveyance Taxes; Costs. Subject to the terms of this Section 4.4, NaviSite, on the one hand, and the Sellers, on the other, shall each be liable for fifty percent (50%) of any transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar taxes (collectively, “Sales Taxes” and each a “Sales Tax”) that become payable in connection with the acquisition by Buyer of the Purchased Assets and other transactions contemplated hereby, and the Sellers shall file such applications and documents as shall permit any such Sales Taxes to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Sellers shall prepare and file the requisite Sales Tax applications within forty-five (45) days after Closing. NaviSite shall pay Sellers for fifty percent (50%) of the aggregate amount of any Sales Taxes pursuant to this Section 4.4 no later than ten (10) days after receiving an invoice from the Sellers, which invoice shall be sent to Craig Campbell at NaviSite by email at ccampbell@navisite.com, with a hard copy to follow by mail, and shall include evidence of the amount of such Sales Taxes assessed and paid by or on behalf of Sellers. Notwithstanding the foregoing, NaviSite shall not be liable for, and shall not be required to pay to Sellers, any amounts for Sales Taxes in excess of an aggregate amount of twenty-five thousand dollars ($25,000) (50% of $50,000 paid by Sellers).
     Section 4.5. Books and Records. NaviSite shall, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the Purchased Assets or the Businesses and make the same available for inspection and copying by the Sellers or any representative of the Sellers at the expense of the Sellers during the normal business hours of NaviSite upon reasonable request and upon reasonable notice.
     Section 4.6. Approval of Transactions. Sellers shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary approvals, either at a special meeting of members or pursuant to a written consent executed by all of the holders of the membership interests of Sellers, in accordance with the applicable requirements of the Maryland Limited Liability Act (the “Maryland LLC Act”). Copies of any written consent of Sellers’ members pursuant to the Maryland LLC Act shall be delivered to NaviSite with a certificate of Sellers’ secretary certifying as to the accuracy of the written consent and that the written consent has been received by Sellers and included in the books and records of Sellers.
     Section 4.7. FIRPTA Certification. Prior to the Closing Date, each of Sellers shall deliver to NaviSite an affidavit from such Seller, also delivered to the Internal Revenue Service, that such Seller is not, and has not been, a “U.S. real property holding corporation” in accordance with the Treasury Regulations under Section 897 and 1445 of the Code, so that Buyer is exempt from withholding any portion of the Purchase Price.
     Section 4.8. Use of Name; Use of Network. Except as otherwise set forth below, following the Closing, NaviSite shall have the exclusive right to use the names “Alabanza” and “Hosting Ventures,” and any derivations thereof, and Sellers shall use their best efforts to cease using such names as soon as reasonably practical after the Closing Date and shall take all actions reasonably necessary, including changing the legal name of each Seller to a name that is not similar to such name within thirty (30) business days after the Closing, to allow NaviSite to exercise such right. In addition (a) the Sellers shall be permitted to maintain the Non-profit “Guadalupe” accounts within the current network for thirty (30) days after the Closing, to allow Sellers to move such accounts to a different technical environment; and (b) the Sellers shall be permitted to use the internet protocol addresses included in the Purchased Assets for a period of thirty (30) days after Closing, to allow Sellers to transition to alternative addresses.
     Section 4.9. Endorsement of Checks, Etc. Each Seller hereby authorizes NaviSite following the Closing to endorse for deposit only its name on and collect for NaviSite’s account any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. If any amounts due to NaviSite are received by Sellers or Alabanza Corporation, Sellers will turn the same over to NaviSite or cause Alabanza Corporation to turn the same over to NaviSite, as the case may be, within ten (10) business days after the Sellers’ or Alabanza Corporation’s receipt thereof. Sellers will, and will cause Alabanza Corporation to, hold such funds in trust exclusively for the benefit of NaviSite, and Sellers will promptly deliver or cause Alabanza Corporation to deliver such funds to NaviSite within ten (10) business days after the Sellers’ or Alabanza Corporation’s receipt thereof. In the event that Sellers do not deliver, or cause

Alabanza Corporation to deliver, any such funds to NaviSite prior to expiration of the ten (10) business day period, Sellers shall immediately pay to NaviSite (a) a penalty of five percent (5%) of the amount of such funds and (b) interest on the amount of such funds at the rate of twelve percent (12%) per annum until the funds are remitted to NaviSite.
     Section 4.10. Consents. After the Closing Date, Sellers and NaviSite will cooperate and will each use commercially reasonable efforts to obtain all consents required in connection with the transactions contemplated by this Agreement, including without limitation those consents listed on Schedules 2.2 and 2.5 that are not obtained prior to the Closing Date. Notwithstanding anything to the contrary herein, this Agreement shall not operate to assign any agreement, lease, contract, license, commitment, understanding or undertaking, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of another party thereto, would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of Sellers or NaviSite thereunder. In the event that a consent required to assign any such agreement, lease, contract, license, commitment, understanding or undertaking is not obtained on or prior to the Closing Date or if an asset or assets are otherwise not assignable hereunder (each such asset a “Non-Transferable Asset”), then, from and after the Closing and, with respect to each such Non-Transferable Asset, until the earlier to occur of (a) such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to NaviSite or (b) such time as the material benefits intended to be transferred or assigned to NaviSite have been procured by alternative means pursuant hereto, (i) the Non-Transferable Assets shall be held by Sellers in trust exclusively for the benefit of NaviSite to the extent permitted under applicable Law, and Sellers shall use commercially reasonable efforts to perform and discharge all of the liabilities and other obligations of Sellers under the terms of all such Non-Transferable Assets in effect as of the Closing at NaviSite’s expense and (ii) Sellers shall use commercially reasonable efforts to provide or cause to be provided to NaviSite all of the benefits of Sellers under the terms of such Non-Transferable Assets in effect as of the Closing, including by promptly paying to NaviSite any monies received by Sellers from and after the Closing under such Non-Transferable Assets attributable thereto. In the event that Sellers are unable to obtain any consent from any person under any Non-Transferable Asset after the Closing Date through the use of commercially reasonable efforts, NaviSite shall be entitled to procure the material rights and benefits of Sellers under the terms of such Non-Transferable Asset in effect as of the Closing by alternative means, including, without limitation, by entering into new contracts with third persons or otherwise; provided, however, that in the event that NaviSite shall exercise its rights under this Section 4.10 in respect of any Non-Transferable Asset, the obligations of Sellers and NaviSite under this Section 4.10 in respect of such Non-Transferable Asset shall thereupon cease and expire.
     Section 4.11. Certain Tax Matters.
          (a) Sellers shall prepare and timely file all Tax Returns, if any, required to be filed on or after the Closing Date for any time periods prior to the Closing Date with respect to the Businesses, including without limitation the Purchased Assets, and shall duly and timely pay all such Taxes due with respect to such Tax Returns.
          (b) Each of NaviSite and Sellers shall provide the other party with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings related to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 4.11(b) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.
ARTICLE V — EMPLOYEE MATTERS
     Section 5.1. Employees; Benefits.
          (a) Pursuant to the terms as set forth in this Section 5.1, NaviSite shall offer employment effective as of the Closing Date to all of the employees of the Sellers (or employees of Alabanza Corporation) related to the Businesses, as listed on Schedule 5.1 (the “Employees”), on terms and conditions, including provision of salary and benefits, which are no less favorable, taken as a whole, than employees of NaviSite that are at similar job levels. NaviSite and Sellers shall inform the Employees of the Closing and the transactions contemplated by this Agreement at an employee meeting to be held jointly by NaviSite and Sellers at Sellers’ offices no later than during the next business day after the Closing Date (the “Employee Meeting”). Sellers and NaviSite shall use their best efforts to keep this Agreement, and the transactions contemplated by this Agreement, including without limitation the effect of the transactions on the employment of the Employees, confidential from such Employees until the Employee Meeting. NaviSite shall make employment offers to the Employees at such Employee Meeting and shall immediately inform the Sellers of the employees who accept such offer of employment (the “Retained Employees”). The Retained Employees shall be deemed to be employed by NaviSite effective as of the Closing Date.
          (b) From and after the Closing Date, NaviSite shall provide the Retained Employees with benefits (including, without limitation, retirement and welfare benefits) that are no less favorable than the benefits provided by NaviSite to its existing employees.
          (c) From and after the Closing Date, NaviSite shall pay severance to the Retained Employees terminated other than for cause, and shall establish appropriate agreements with management consistent with NaviSite policy.
          (d) From and after the Closing Date, NaviSite shall assume all accrued and unpaid vacation relating to all Retained Employees. NaviSite shall not assume or otherwise be responsible for (i) any sick leave of such employees that accrued prior to the Closing Date, or (ii) any accrued and unpaid vacation or severance relating to employees that are not Retained Employees.
          (e) NaviSite shall not, at any time prior to ninety-one (91) days after the Closing Date, effect a “plant closing” or “mass layoff”, as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or take any other action affecting in whole or in part any site of employment of NaviSite which could result in any liability to Sellers without fully complying with all of the requirements of the

WARN Act and any other applicable non-U.S., federal, state or other law (a “WARN Act Violation”); provided, however, if NaviSite engages in a WARN Act Violation, it shall indemnify and hold harmless Sellers against and in respect of any damages, claims, losses, expenses, costs, obligations or liabilities arising from such WARN Act Violation.
          (f) NaviSite shall offer health plan coverage to all of the Retained Employees. For purposes of providing such coverage, to the extent permitted by NaviSite’s existing benefit plans, NaviSite shall waive all preexisting condition limitations and shall provide such health care coverage effective as of the Closing Date without the application of any eligibility or waiting period for coverage.
          (g) NaviSite shall provide each Retained Employee credit for eligibility and vesting purposes for all service of the Retained Employee with the Sellers prior to the Closing Date under any employees benefit plan or arrangement maintained or established by NaviSite.
ARTICLE VI — CONDITIONS TO CLOSING
     Section 6.1. Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement for the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
          (a) All covenants contained in this Agreement to be complied with by Buyer or Parent on or before the Closing shall have been complied with in all material respects, and Sellers shall have received a certificate of each of Buyer and Parent to such effect signed by a duly authorized officer of Buyer or Parent, as applicable.
          (b) The representations and warranties of Buyer and Parent contained in this Agreement that are qualified as to materiality, “Material Adverse Effect” or other words of similar effect shall be true and correct in all respects, and all other representations and warranties of Parent and Buyer contained in this Agreement shall be true and correct in all material respects (giving effect only to the materiality qualifications or material adverse effect qualifications set forth therein), in each case as of the date of this Agreement and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on and as of time of Closing (except for representations and warranties that are made as of a specified date or time, which shall be true and correct only as of such specific date or time) and Sellers shall have received a certificate to such effect signed by an authorized officer of Parent.
          (c) No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions.
          (d) There shall be no pending action, suit, investigation or other proceeding before any court or by any governmental body or other authority, whether brought against any of Sellers or NaviSite, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened in writing nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto. There shall be no pending or threatened (in writing) litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting the Businesses or any of the Purchased Assets, other than as disclosed in the Schedules delivered pursuant hereto as of the date of this Agreement.
          (e) This Agreement and the transactions contemplated hereby shall have been approved by the holders of all of the membership units of each of the Sellers.
          (f) NaviSite shall have delivered to Sellers the NaviSite Deliverables set forth in Section 6.3(b).
     Section 6.2. Conditions to Obligations of NaviSite. The obligations of NaviSite to consummate the transactions contemplated by this Agreement for the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
          (a) All covenants contained in this Agreement to be complied with by Sellers on or before the Closing shall have been complied with in all material respects, and NaviSite shall have received a certificate of each of the Sellers to such effect signed by a duly authorized officer of each of the Sellers.
          (b) The representations and warranties of Sellers contained in this Agreement that are qualified as to materiality, “Material Adverse Effect” or other words of similar effect shall be true and correct in all respects, and all other representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (giving effect only to the materiality qualifications or material adverse effect qualifications set forth therein), in each case as of the date of this Agreement and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on and as of time of Closing (except for representations and warranties that are made as of a specified date or time, which shall be true and correct only as of such specific date or time) and NaviSite shall have received a certificate to such effect signed by an authorized officers of each Seller.
          (c) No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions.
          (d) There shall be no pending action, suit, investigation or other proceeding before any court or by any governmental body or other authority, whether brought against any of Sellers or NaviSite, seeking to prevent the consummation of the transactions contemplated by this Agreement, and no such litigation shall have been threatened in writing nor shall there be in effect any order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto. There shall be no pending or threatened (in writing) litigation, or asserted or unasserted claims, assessments, or other loss contingencies, materially affecting the Businesses or any of the Purchased Assets, other than as disclosed in the Schedules delivered pursuant hereto as of the date of this Agreement.

          (e) Sellers shall have delivered to NaviSite the Sellers Deliverables set forth in Section 6.3(a).
     Section 6.3. Deliveries at Closing.
          (a) At the Closing, Sellers will deliver or cause to be delivered to NaviSite the following (collectively, the “Sellers Deliverables”):
                    (i) executed copies of all consents, approvals and authorizations of any Governmental Authority set forth in Schedule 2.5;
                    (ii) executed copies of all other consents set forth in Schedule 6.3(a) (the “Necessary Consents”);
                    (iii) the Escrow Agreement, executed by Sellers and the Escrow Agent;
                    (iv) a Non-Competition and Non-Solicitation Agreement in the form of Exhibit B hereto (the “Non-Competition Agreement”), executed by Sellers and the other parties thereto;
                    (v) a Sublease Agreement in the form of Exhibit C hereto (the “Sublease”), executed by Sellers;
                    (vi) an assignment and assumption agreement in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”), executed by Sellers;
                    (vii) any assignment documents necessary to transfer ownership of the Intellectual Property Assets to Buyer (the “IP Assignment Documents”), executed by Sellers;
                    (viii) a bill of sale in the form of Exhibit E hereto (the “Bill of Sale” and collectively with the Escrow Agreement, Non-Competition Agreement, Sublease, IP Assignment Documents and Assignment and Assumption Agreement, the “Ancillary Agreements”), executed by Sellers;
                    (ix) certificates of good standing of each of the Sellers, dated as of a recent date, from the Maryland State Department of Assessments and Taxation, and similar certificates of the appropriate state agencies of each other state in which Sellers are qualified to do business;
                    (x) certificates signed by the Secretary of each Seller and dated as of the Closing Date, as to the incumbency of each officer of each Seller executing this Agreement and the other agreements being delivered pursuant hereto, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by each Seller’s board and its holders of membership interests, authorizing the execution and delivery of this Agreement and the Ancillary Agreements by each Seller, and the performance by each Seller of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;

                    (xi) UCC Termination Statements and such other releases as NaviSite may reasonably request, duly completed and executed by each person having any security interest, lien, claim or other encumbrances or adverse interests in or on any of the Purchased Assets, in order to evidence the termination thereof;
                    (xii) the transition services agreement (the “Transition Services Agreement”) executed by the Sellers, in the form of Exhibit F hereto;
                    (xiii) each of the certificates, instruments and other documents required to be delivered to NaviSite at the Closing pursuant to Section 6.2 hereof;
                    (xiv) in electronic form to a computer(s) or server(s) designated by NaviSite, by remote telecommunication, all Intangible Property Rights; and
                    (xv) such other documents and instruments as NaviSite or NaviSite’s counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.
          (b) At the Closing, Buyer or Parent, as applicable, will deliver or cause to be delivered to Sellers the following (collectively, the “NaviSite Deliverables”):
                    (i) evidence of deposit with the Escrow Agent of the Escrowed Funds;
                    (ii) the Closing Payment;
                    (iii) executed copies of all consents, approvals and authorizations of any Governmental Authority set forth in Schedule 3.3;
                    (iv) the Escrow Agreement, executed by NaviSite and the Escrow Agent;
                    (v) the Bill of Sale, executed by NaviSite;
                    (vi) the Assignment and Assumption Agreement, executed by NaviSite;
                    (vii) the Sublease, executed by NaviSite;
                    (viii) the Transition Services Agreement, executed by NaviSite;
                    (ix) certificates of good standing of each of Buyer and the Parent, dated as of a recent date, from the Secretary of State of the State of Delaware;
                    (x) certificates signed by the Secretary of each of Buyer and Patent dated as of the Closing Date, as to the incumbency of each officer of each Buyer and Parent executing this Agreement and the other agreements being delivered pursuant hereto, and certifying the effectiveness, accuracy and completeness of the copies attached to such certificate of resolutions duly adopted by each Buyer’s and Parent’s board, authorizing the execution and delivery of this Agreement and the Ancillary Agreements by each of Buyer and Parent, and the performance by each of Buyer and Parent of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby;
                    (xi) each of the certificates and other documents required to be delivered at the Closing pursuant to Section 6.1 hereof; and
                    (xii) such other documents and instruments as Sellers or Sellers’ counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.
ARTICLE VII — SURVIVAL; INDEMNIFICATION
     Section 7.1. Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing until six months after the Closing Date (the “Cut-Off Date”). No claim for indemnification hereunder may be brought after the Cut-Off Date, except for claims (a) of which the Sellers have been notified in writing with reasonable specificity by NaviSite prior to the Cut-Off Date, and (b) of which NaviSite has been notified in writing with reasonable specificity by the Sellers prior to the Cut-Off Date.
     Section 7.2. Indemnification of NaviSite. Subject to Section 7.1, NaviSite shall be indemnified and held harmless by the Sellers against and in respect of any and all damages, claims, demands, losses, expenses, costs, obligations and liabilities, including without limitation reasonable attorneys’ fees (collectively, “Losses”), which arise or result from (i) any breach of any of the representations or warranties contained in Article II, (ii) the failure of the Sellers to perform any of their covenants or agreements contained herein, or (iii) the Excluded Liabilities. Notwithstanding the foregoing,
          (a) there shall be no indemnification of NaviSite until the aggregate amount of Losses incurred by NaviSite exceeds Fifty Thousand Dollars ($50,000) (the “Threshold”), at which time the amount of Losses incurred in excess of the Threshold shall be subject to indemnification hereunder;
          (b) there shall be no indemnification payments hereunder that exceed in the aggregate ten percent (10%) of the Purchase Price (the “Indemnification Cap”);
          (c) there shall be no indemnification of NaviSite with respect to Losses arising out of breaches of the representations or warranties contained in Article II to the extent that the Company has made a corresponding reserve for such Losses on the June Balance Sheet, provided that such reserves are specifically identified on such balance sheet; and
          (d) there shall be no indemnification of NaviSite for punitive damages, speculative damages, special damages, incidental damages or lost profits.
          In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which NaviSite is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds and other third party recoveries received by NaviSite in respect of such Losses (which recoveries

NaviSite shall use commercially reasonable efforts to obtain). If an indemnification disbursement is received by NaviSite pursuant to this Article VII, and NaviSite later receives insurance proceeds or other third party recoveries in respect of the related Losses, NaviSite shall immediately pay to the Sellers a sum equal to the lesser of (i) the actual amount of such insurance proceeds or other third party recoveries or (ii) the actual amount of the indemnification disbursement previously made with respect to such Losses.
     Section 7.3. Indemnification of Sellers. Subject to Section 7.1, Sellers shall be indemnified and held harmless by NaviSite against and in respect of any and all Losses, which arise or result from (i) any breach of any of the representations or warranties contained in Article III, (ii) the failure of NaviSite to perform any of their covenants or agreements contained herein, or (iii) any Losses arising from, out of, or in respect of NaviSite’s operation of the Businesses from and after the Closing, including (without limitation) Losses arising from, out of, or in respect of the Assumed Obligations. Notwithstanding the foregoing,
          (a) there shall be no indemnification of Sellers until the aggregate amount of Losses incurred by the Sellers exceeds Fifty Thousand Dollars ($50,000), at which time the amount of Losses incurred in excess of the Threshold shall be subject to indemnification hereunder;
          (b) there shall be no indemnification payments hereunder that exceed in the aggregate ten percent (10%) of the Purchase Price;
          (c) there shall be no indemnification of Sellers for punitive damages, speculative damages, special damages, incidental damages or lost profits.
          If an indemnification disbursement is received by Sellers pursuant to this Article VII, and Sellers later received insurance proceeds or other third party recoveries in respect of the related Losses, Sellers shall immediately pay to NaviSite a sum equal to the lesser of (i) the actual amount of such insurance proceeds or other third party recoveries or (ii) the actual amount of the indemnification disbursement previously made with respect to such Losses.
     Section 7.4. Procedure for Indemnification of NaviSite-Two Party Claims.
          (a) In the event NaviSite should have a claim against Sellers hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, NaviSite shall deliver to the Escrow Agent and Sellers a certificate signed by any officer of NaviSite (a “NaviSite Certificate”):
                    (i) stating that Losses exist in an aggregate amount greater than the Threshold for claims against the Escrow Account (as defined in the Escrow Agreement), and
                    (ii) specifying in reasonable detail the individual items included in the amount of Losses in such claim, the date each such item, properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related.
          (b) In the event that the Sellers disagree with the claim for indemnification made by NaviSite in the NaviSite Certificate, the Sellers shall have thirty (30) days after receipt of such NaviSite Certificate by the Sellers to deliver a certificate signed by an officer of a Seller to the Escrow Agent and to NaviSite that specifies in reasonable detail the nature of such objection and the basis therefore (the “Written Escrow Objection”).
          (c) In the event that Sellers deliver the Written Escrow Objection to the Escrow Agent and NaviSite pursuant to Section 7.4(b), NaviSite shall have twenty (20) days after receipt of the Written Escrow Objection by NaviSite to respond in a written statement addressed to the Escrow Agent and the Sellers. If after such twenty-day period there remains a dispute as to any claims, the Sellers and NaviSite shall attempt in good faith for twenty (20) days to agree upon the rights of the respective parties with respect to each of such claims. If the Sellers and NaviSite should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall make any disbursements agreed upon in such memorandum from the Escrowed Funds to NaviSite as contemplated by Section 7.4(e).
          (d) If no agreement regarding the rights of the respective parties can be reached after good faith negotiation, either the Sellers or NaviSite may seek to resolve such dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution in accordance with this Agreement. Notwithstanding the foregoing, either the Sellers or NaviSite may at any time apply to any court of competent jurisdiction for injunctive relief in connection with a claim for indemnification or otherwise to prevent irreparable harm.
          (e) As soon as practicable following the earlier of: (i) receipt of written authorization from the Sellers and NaviSite with respect to the disposition of such claim or receipt of written notice of a final decision or order of a court of competent jurisdiction with respect to such claim (in either case, a “Distribution Directive”); or (ii) the close of business on the thirtieth (30th) day following receipt by the Sellers and the Escrow Agent of a NaviSite Certificate to which the Sellers have not delivered a Written Escrow Objection in accordance with this Section 7.4, the Escrow Agent shall disburse to NaviSite from the Escrowed Funds an amount equal to: (A) in the event of its receipt of a Distribution Directive, the amount of the Losses stipulated in the Distribution Directive or, (B) in the event that a Written Escrow Objection is not received by the close of business on the thirtieth (30th) day following the Escrow Agent’s receipt of a NaviSite Certificate, the amount of the Losses set forth in the NaviSite Certificate.
     Section 7.5. Procedure for Indemnification of Sellers — Two Party Claims.
          (a) In the event either Seller should have a claim against NaviSite that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, Sellers shall deliver to NaviSite a certificate signed by any officer of a Seller (a “Seller Certificate”):
               (i) stating that Losses exist in an aggregate amount greater than the Threshold, and

               (ii) specifying in reasonable detail the individual items included in the amount of Losses in such claim, the date each such item, properly accrued or arose and the nature of the misrepresentation, breach of warranty or claim to which such item is related.
          (b) In the event that NaviSite disagrees with the claim for indemnification made by Sellers in the Seller Certificate, NaviSite shall have thirty (30) days after receipt of such Seller Certificate by NaviSite to deliver a certificate signed by an officer of NaviSite to the Sellers that specifies in reasonable detail the nature of such objection and the basis therefore (the “Written Objection”).
          (c) In the event that NaviSite delivers the Written Objection to the Sellers pursuant to Section 7.5(b), Sellers shall have twenty (20) days after receipt of the Written Objection by the Sellers to respond in a written statement addressed to NaviSite. If after such twenty-day (20) period there remains a dispute as to any claims, the Sellers and NaviSite shall attempt in good faith for twenty (20) days to agree upon the rights of the respective parties with respect to each of such claims. If the Sellers and NaviSite should so agree, NaviSite shall pay such agreed-upon amount to Sellers within thirty (30) days after such agreement. If NaviSite does not deliver a Written Objection to the Sellers in accordance with Section 7.5(b) within thirty (30) days after receipt of the Seller Certificate, NaviSite shall pay the amount of the Losses set forth in the Seller Certificate to Sellers within forty-five (45) days after receipt of such Seller Certificate.
          (d) If no agreement regarding the rights of the respective parties can be reached after good faith negotiation, either the Sellers or NaviSite may seek to resolve such dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution in accordance with this Agreement. Notwithstanding the foregoing, either the Sellers or NaviSite may at any time apply to any court of competent jurisdiction for injunctive relief in connection with a claim for indemnification or otherwise to prevent irreparable harm.
     Section 7.6. Method of Asserting Third-Party Claims.
          (a) Subject to the terms of this Article VII, in the event any claim or demand for which Sellers would be liable to NaviSite is asserted against or sought to be collected from NaviSite by a third party, NaviSite shall promptly notify Sellers of such claim or demand in writing, specifying the nature and estimated amount of the claim (which estimate shall not be conclusive of the final amount of the claim and demand) (the “Claim Notice”). Sellers shall have twenty (20) days from the actual receipt of the Claim Notice (the “Notice Period”) to notify NaviSite in writing, (a) whether or not it disputes its liability to NaviSite hereunder with respect to that claim or demand and (b) notwithstanding any dispute, whether or not it desires, at its sole cost and expense, to defend NaviSite against that claim or demand.
          (b) If Sellers dispute their liability with respect to the claim or demand or the amount thereof (whether or not Sellers desire to defend NaviSite against claim or demand as provided below), any dispute shall be resolved in accordance with Section 8.11 unless satisfied by Sellers. Pending the resolution of any dispute by Sellers of their liability with respect to any claim or demand, that claim or demand shall not be settled without the prior written consent of NaviSite, which consent shall not be unreasonably withheld, delayed or conditioned.

          (c) In the event that Sellers notify NaviSite within the Notice Period that they desire to defend NaviSite against the claim or demand then, except as hereinafter provided, Sellers shall have the right to defend NaviSite by appropriate proceedings; provided, however, Sellers shall not, without the prior written consent of NaviSite, consent to the entry of any judgment against NaviSite or enter into any settlement or compromise which (i) does not include, as an unconditional term, the giving by the claimant or plaintiff to NaviSite of a release, in form and substance satisfactory to NaviSite, from all liability in respect of such claim or litigation, or (ii) requires more than a monetary payment for which NaviSite is fully indemnified by Sellers, or (iii) contains an admission of wrongdoing on the part of NaviSite or has any other adverse effect on any other claims that may be made against NaviSite. If NaviSite desires to participate in, but not control, any defense or settlement with counsel other than the counsel chosen by Sellers to represent both Sellers and NaviSite in connection with such claim or demand, it may do so at its sole cost and expense.
          (d) If any claim or demand or the litigation or resolution of any claim or demand involves an issue or matter which would have an adverse effect on the business, operations, assets or properties of NaviSite, then NaviSite shall have the right to control the defense or settlement of that claim or demand and its reasonable costs and expenses (including expenses of counsel to NaviSite) shall be included as part of the indemnification obligation of Sellers, if any; provided, however, that NaviSite shall not, without the prior written consent of the Sellers, consent to the entry of any judgment against the Sellers or enter into any settlement or compromise which (i) does not include, as an unconditional term, the giving by the claimant or plaintiff to the Sellers of a release, in form and substance satisfactory to the Sellers, from all liability (other than the agreed to liability of Sellers pursuant to this Section 7.6) in respect of such claim or litigation, or (ii) requires a monetary payment from Sellers (or, would subject the Sellers to claims from NaviSite for indemnification under this Article VII as the result of any monetary payment made by NaviSite upon consent to the entry of any judgment against the Sellers or as part of any settlement or compromise), or (iii) contains an admission of wrongdoing on the part of the Sellers or has any other adverse effect on any other claims that may be made against the Sellers. If NaviSite should elect to exercise such right, and Sellers desire to participate in, but not control, any defense or settlement with counsel other than counsel chosen by NaviSite in connection with such claim or demand, it may do so at its sole cost and expense.
          (e) All claims for indemnification by Sellers against NaviSite relating to third party claims under this Agreement shall be asserted and resolved under the procedures set forth above, substituting in the appropriate place “NaviSite” for “Sellers” and “Sellers” for “NaviSite.”
     Section 7.7. Remedies Exclusive. The remedies provided in this Article VII shall be the exclusive remedies of NaviSite and Sellers after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation or warranty contained herein. Neither NaviSite nor Sellers may commence any suit, action or proceeding against the other party with respect to the subject matter of this Agreement, whether in contract, tort or otherwise, except to enforce NaviSite’s or Sellers express rights under this Article VII, or by Sellers to recover or release Escrowed Funds, or by either party to collect a working capital adjustment pursuant to Section 1.5 from the Escrowed Funds (in the case of a Reduction Amount due to Parent) or the other party (in the case of an Increase Amount due to Sellers). After the Closing, the Escrow Account

shall be NaviSite’s sole source for satisfaction of the indemnification obligations under this Article VII. Notwithstanding the foregoing, either party may seek to specifically enforce any covenant contained herein.
ARTICLE VIII — GENERAL PROVISIONS
     Section 8.1. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, or the next business day if sent by overnight courier (providing proof of delivery), or on the same business day if sent via facsimile on a business day during normal business hours to the parties at the following addresses (or at such other address for a party as specified by like notice):
If to the Sellers, to:
Alabanza LLC and Hosting Ventures, LLC
c/o Alabanza Corporation
10 E. Baltimore Street
Suite 1000
Baltimore, MD 21202
Attn: Thomas V. Cunningham
Facsimile: (410) 779-1501
with a copy to:
Saul Ewing LLP
500 East Pratt Street
Suite 800
Baltimore, Maryland 21202
Attn: Eric G. Orlinsky, Esq.
Telephone: (410) 332-8687
Fax: (410) 332-8688
If to NaviSite, to:
NaviSite, Inc.
400 Minuteman Road
Andover, MA 01810
Attn: Monique Cormier, Esq.
Facsimile: (978) 946-7803

with a copy to:
BRL Law Group LLC
31 St. James Avenue, Suite 850
Boston, MA 02116
Attn: Thomas B. Rosedale, Esq.
Facsimile: (617) 399-6930
     Section 8.2. Fees and Expenses. Except as provided otherwise herein, each of NaviSite, on the one hand, and Sellers, prior to Closing, on the other hand, shall bear its own expenses (including without limitation expenses of legal counsel, accountants and other advisors) in connection with the negotiation and the consummation of the transactions contemplated by this Agreement. If either party files suit to enforce its rights under this Agreement, the substantially prevailing party shall be entitled to recover from the other party all expenses incurred by it in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and reasonable attorneys’ fees (including expenses incurred to collect those expenses).
     Section 8.3. Certain Definitions. For purposes of this Agreement:
          (a) An “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act;
          (b) “Effect” means any change, event, violation, inaccuracy, circumstance or effect;
          (c) “Material Adverse Effect” means any Effect that (i) is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of a party (taking the Sellers, as a whole), together with its subsidiaries taken as a whole or (ii) materially impedes such party’s authority to consummate the transactions contemplated hereby in accordance with the terms hereof and applicable Laws, provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or shall be, a Material Adverse Effect: (A) any Effect directly related to the announcement or pendency of the transactions contemplated hereby, including, but not limited to, a decline in Parent’s stock price; (B) any Effect that results from changes affecting any of the industries in which such party operates generally or the United States economy generally which does not have a disproportionate effect on such party; (C) any Effect that results from changes affecting general worldwide economic or capital market conditions which does not have a disproportionate effect on such party; or (D) changes in Laws or regulations or the interpretation thereof;
          (d) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and
     Section 8.4. Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 8.5. Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile signature.
     Section 8.6. Amendments and Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by NaviSite and the Sellers or in the case of a waiver, the party waiving compliance. No waiver by any party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.
     Section 8.7. Entire Agreement; Severability. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     Section 8.8. Third Party Beneficiaries. Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and their respective successors and permitted assigns.
     Section 8.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.
     Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by the parties hereto without the prior written consent of the other party; provided that the Sellers may assign their rights under this Agreement to their members in connection with a merger or dissolution of the Sellers; and provided further that Buyer may collaterally assign this Agreement or a portion thereof to lenders in connection with the financing of the transactions contemplated hereby (or any amendments, supplements, restatements or refinancings thereof). Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns
     Section 8.11. Consent to Jurisdiction. Each of the parties consent to the jurisdiction of all state and federal courts sitting in the State of Delaware, and the venue of the U.S. District Court for Delaware and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a state or federal court in Delaware.
     Section 8.12. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
     Section 8.13. Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement or any other agreement executed and delivered pursuant to this Agreement by any party hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by Law).
     Section 8.14. Bulk Sales Law. NaviSite waives compliance by Sellers with the provisions of any applicable bulk sales, fraudulent conveyance or other Law for the protection of creditors in connection with the transactions contemplated hereby.
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     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SELLERS: ALABANZA, LLC

By:	/s/ Thomas V. Cunningham Name: Thomas V. Cunningham
Title: President and Chief Executive Officer

HOSTING VENTURES, LLC

By:	/s/ Thomas V. Cunningham

Name: Thomas V. Cunningham
Title: President and Chief Executive Officer

BUYER: NAVI ACQUISITION CORP.

By:	/s/ James W. Pluntze

Name: James W. Pluntze
Title: Chief Financial Officer

PARENT: NAVISITE, INC.

By:	/s/ James W. Pluntze

Name: James W. Pluntze
Title: Chief Financial Officer
Asset Purchase Agreement Signature Page